U.S. Precious Metals, Inc.
516 Route 33 West
Building 2, Suite 1
Millstone Township, New Jersey 08535
413-655-1558

September 18, 2018

Mr. John Leufray
(via email: leufray@gmail.com and jleufray@usprinc.com)

Re: U.S. Precious Metals, Inc. ("Company")

Dear Mr. Leufray:

The Report on Form 8-K that you filed on September 14, 2018 ("Your Report") was unauthorized by the Company and is materially false and misleading, if not fraudulent. This letter serves as a new notice repeating and restating as of this date my notice to you of September 7, 2018 that you and others have been removed from the Company in your or their respective capacities. Your Report also contains libelous statement concerning me and/or my actions. I am demanding that you cease and desist from making any further filings on behalf of the Company and, without prejudice to any claims and causes of actions that I may have against you personally, I likewise am demanding that you cease and desist from making any further statements concerning the undersigned.

Virtually every material statement that you made in Your Report is false, most notable are;

- I am not a convicted felon;
- There is no ongoing Company litigation against Mr. Pane. The only litigation by the Company was the complaint you ostensibly prepared and filed in Florida. You are well aware that the Florida court voided and dismissed the Company lawsuit against Mr. Pane on April 12, 2018. Not only did you not disclose the dismissal of the action 5 months ago, you pretend the action is ongoing in Your Report; and
- Contrary to the assertions in Your Report, we have documentary evidence that the joint venture failed because the company, in conjunction with the primary investor in Marigold Minerals Holding LLC intentionally caused the breach of the joint venture agreement by failing to fulfill its obligations under the agreement.

You and others surrounding the Company have exhibited a pattern of lies and deception, which includes an omission of material facts. Apart for the false statements or omissions stated above;

- You failed to inform shareholders that the Securities and Exchange Commission notified the Company months ago that it was seeking to terminate the Company's registration under the Exchange Act of 1934, and
- You posted false and misleading information on the Company's web-site (uspr-holdings.com), specifically, The Warning Notice to Shareholders which refers to a lawsuit by Mr. Keith Ritson against Mr. Pane. You are well aware that the lawsuit was dismissed on July 2, 2018. In fact, Mr. Ritson personally informed me that he was misled by Company officers and others surrounding the Company as to certain facts contained in the lawsuit. Moreover, as you know, that lawsuit was largely prepared by Company officers or others surrounding the Company on Mr. Ritson's behalf.

U.S. Precious Metals, Inc.
516 Route 33 West
Building 2, Suite 1
Millstone Township, New Jersey 08535
413-655-1558

Further, your vague and oblique assertions that the vote count was somehow procedurally flawed is unavailing. The vote was conducted in accordance with Delaware General Corporation Law ("DGCL") and the Company by-laws.

Manifestly, you fail to grasp that the shareholders of the Company have clearly spoken. Their action is a culmination of repeated failed promises made by you to them. A new vote of shareholders arrives at the same result and eviscerates any of your frail assertions. Thus, I am requesting that you end your charade as your continued position is not in the best interest of shareholders, is a waste of company time and will subject you to further personal liability.

Finally, I am reiterating our demands for production of Company documentation including access to the website as outlined in the Company's letter of September 7, 2018 to you and others.

Sincerely,

Joseph Spano
Acting Chief Executive Officer